Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated September 8, 2011

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factor” beginning on page TS-5 of this term sheet and “Risk Factors” beginning on page S-9 of product supplement STEP UP-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.20	$
Proceeds, before expenses, to Bank of America Corporation	$9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change.

Merrill Lynch & Co.
September , 2011

Units Pricing Date* September     , 2011

Currency-Linked Step Up Notes Settlement Date* October     , 2011

Linked to a Basket of European Currencies, Maturity Date* September     , 2014

due September     , 2014 CUSIP No.

$10 principal amount per unit

Term Sheet No.

Currency-Linked Step Up Notes

¡ The notes have a maturity of approximately three years

¡ The notes are linked to a Basket of European Currencies (the “Exchange Rate Measure”), which represents a long position in the Norwegian krone and the Swedish krona relative to the euro

¡ Step Up Payment of $1.40 to $2.00 per unit at maturity if the value of the Exchange Rate Measure is unchanged or increases, but does not increase above the Step Up Value of 114% to 120% of the Starting Value

¡ 100% participation in any increase in the value of the Exchange Rate Measure if it increases above the Step Up Value

¡ 90% principal protected at maturity against decreases in the value of the Exchange Rate Measure

¡ Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation

¡ No periodic interest payments

¡ No listing on any securities exchange

¡ Market Downside

¡ Protection

Summary

The Currency-Linked Step Up Notes Linked to a Basket of European Currencies, due September     , 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The notes are linked to a Basket of European Currencies (the “Exchange Rate Measure”), which tracks the value of an equally weighted investment in the Norwegian krone and the Swedish krona (each, an “underlying currency”), based on the exchange rate for each underlying currency relative to the euro.

The notes provide investors with a Step Up Payment if the value of the Exchange Rate Measure is unchanged or increases from the Starting Value to the Ending Value, but does not increase above the Step Up Value. If the value of the Exchange Rate Measure increases (that is, the underlying currencies strengthen relative to the euro) over the term of the notes from the Starting Value to an Ending Value that is above the Step Up Value, investors will participate on a 1-for-1 basis in the increase above the Starting Value. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment at maturity that is up to 10% less than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STEP UP-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately three years
Exchange Rate Measure:

A Basket of European Currencies, which tracks the value of an equally weighted investment in the Norwegian krone and the Swedish krona, based on the exchange rate for each underlying currency relative to the euro.

Initial Exchange Rates:	The Initial Exchange Rate for each underlying currency will be determined on the pricing date, in the manner and subject to postponement as described on page TS-8.
Starting Value:	The Starting Value of the Exchange Rate Measure will be set to 100 on the pricing date.
Ending Value:

The value of the Exchange Rate Measure on the calculation day, calculated based upon the exchange rate of each underlying currency on that day, as described beginning on page TS-8 under “The Basket of European Currencies.” If it is determined that the scheduled calculation day is not a business day, or if the exchange rate for any underlying currency is not quoted on the scheduled calculation day, the Ending Value will be determined as described beginning on page TS-8.

Calculation Day:	The fifth scheduled business day immediately prior to the maturity date, determined on the pricing date.
Step Up Payment:

The Step Up Payment will be between $1.40 and $2.00 per unit at maturity (representing a return of between 14% and 20% over the Original Offering Price). The actual Step Up Payment will be determined on the pricing date.

Step Up Value:	The Step Up Value will be between 114.00 and 120.00 (114% to 120% of the Starting Value). The actual Step Up Value will be determined on the pricing date.
Minimum Redemption Amount:	$9.00 per unit
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-7.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit of the notes (the “Redemption Amount”) calculated as follows:

Currency-Linked Step Up Notes	TS-2

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the notes at maturity, based on a Step Up Payment of $1.70 (the midpoint of the Step Up Payment range of $1.40 to $2.00), a Step Up Value of 117.00 (the midpoint of the Step Up Value range of 114.00 to 120.00), and the Minimum Redemption Amount of $9.00. The blue line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Exchange Rate Measure.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Step Up Payment, Step Up Value, Ending Value and the term of your investment.

Hypothetical Redemption Amounts

The below table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Step Up Value, Step Up Payment, and the term of your investment.

The following table illustrates, for the Starting Value of 100 and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the notes; and

▪	the total rate of return to holders of the notes.

The table and examples are based on a Step Up Payment of $1.70, a Step Up Value of 117.00 and the Minimum Redemption Amount of $9.00 per unit.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$9.00		-10.00%
60.00		-40.00%	$9.00		-10.00%
70.00		-30.00%	$9.00		-10.00%
80.00		-20.00%	$9.00		-10.00%
90.00		-10.00%	$9.00	(1)	-10.00%
95.00		-5.00%	$9.50		-5.00%
97.00		-3.00%	$9.70		-3.00%
99.00		-1.00%	$9.90		-1.00%
100.00	(2)	0.00%	$11.70	(3)	17.00%
101.00		1.00%	$11.70		17.00%
102.00		2.00%	$11.70		17.00%
103.00		3.00%	$11.70		17.00%
105.00		5.00%	$11.70		17.00%
110.00		10.00%	$11.70		17.00%
115.00		15.00%	$11.70		17.00%
117.00	(4)	17.00%	$11.70		17.00%
120.00		20.00%	$12.00		20.00%
130.00		30.00%	$13.00		30.00%
140.00		40.00%	$14.00		40.00%
150.00		50.00%	$15.00		50.00%

(1)	The Redemption Amount will not be less than the Minimum Redemption Amount.

(2)	The Starting Value will be set to 100.00 on the pricing date.

(3)	This amount represents the sum of the Original Offering Price and the hypothetical Step Up Payment, the midpoint of the Step Up Payment range of $1.40 to $2.00.

(4)	This is the hypothetical Step Up Value (the midpoint of the Step Up Value range of 114.00 to 120.00).

Currency-Linked Step Up Notes	TS-3

Example 1 — The Ending Value is equal to 50.00:

Redemption Amount (per unit) = the greater of (a) $10 +	[	$10 ×	(50.00 – 100.00)	]	= $5.00 and (b) $9.00
100.00

Redemption Amount (per unit) = $9.00 (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2 — The Ending Value is equal to 97.00:

Redemption Amount (per unit) = $10 +	[	$10 ×	(97.00 – 100.00)	]	= $9.70
100.00

Example 3 — The Ending Value is equal to 102.00:

Redemption Amount (per unit) = $10.00 + $1.70 = $11.70

In this case, because the Ending Value is greater than the Starting Value but less than or equal to the Step Up Value, the Redemption Amount (per unit) will equal $11.70, which is the sum of the Original Offering Price of $10.00 and the Step Up Payment of $1.70.

Example 4 — The Ending Value is equal to 130.00:

Redemption Amount (per unit) = $10 +	[	$10 ×	(130.00 – 100.00)	]	= $13.00
100.00

In this case, because the Ending Value is greater than the Step Up Value, the Redemption Amount (per unit) will equal $13.00.

Currency-Linked Step Up Notes	TS-4

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement STEP UP-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Changes in the exchange rates of the underlying currencies may offset each other.

▪	You must rely on your own evaluation of the merits of an investment linked to the Exchange Rate Measure.

▪

In seeking to provide you with what we believe to be competitive terms for the notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes described on page TS-7. The price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Exchange Rate Measure.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us and our affiliates of the underlying currencies may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return at maturity and the market value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the notes depends on the exchange rates of the underlying currencies, which are affected by many complex factors outside of our control.

▪	The exchange rates of the underlying currencies could be affected by the actions of the governments of Norway, Sweden, the European Union and the United States.

▪	Even though currencies trade around-the-clock, the notes will not trade around-the-clock, and the prevailing market prices for the notes may not reflect the current exchange rates.

▪	Suspensions or disruptions of market trading in the underlying currencies, the euro and the U.S. dollar may adversely affect the value of the notes.

▪	The notes are payable only in U.S. dollars and you will have no right to receive any payments in any underlying currency.

▪

The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2.

Additional Risk Factor

Changes in the exchange rates of the underlying currencies relative to the U.S. dollar or in the exchange rate of the euro relative to the U.S. dollar may affect the Redemption Amount, particularly during days on which one or more of the exchange rates are not published.

The calculation agent will determine the Initial Exchange Rate and the Final Exchange Rate for the underlying currencies based on their respective exchange rates relative to the U.S. dollar, as well as the exchange rate of the euro relative to the U.S. dollar (as described below). During a Non-Publication Event (as defined on page TS-8), the calculation agent may calculate the exchange rate of the euro relative to the U.S. dollar and the exchange rates for the underlying currencies relative to the U.S. dollar on different days. Changes in the value of an underlying currency relative to the U.S. dollar or changes in the value of the euro relative to the U.S. dollar during those days could reduce the Redemption Amount.

Currency-Linked Step Up Notes	TS-5

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Ending Value will be greater than the Starting Value. In other words, you anticipate that the underlying currencies will strengthen relative to the euro over the term of the notes.

▪	You accept that you will lose up to 10% of your original investment amount if the Ending Value is less than the Starting Value.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest-bearing debt securities.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪	You anticipate that the Ending Value will be less than the Starting Value. In other words, you anticipate that the underlying currencies will weaken relative to the euro over the term of the notes.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Currency-Linked Step Up Notes	TS-6

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of FINRA Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risks Factors,” beginning on page S-9 and “Use of Proceeds” on page S-16 in Product Supplement STEP UP-2.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions.

Currency-Linked Step Up Notes	TS-7

The Basket of European Currencies

The notes are designed to allow investors to participate in the movements of the Exchange Rate Measure over the term of the notes. The Exchange Rate Measure is designed to track the value of an equally weighted investment in the Norwegian krone and the Swedish krona, based on the exchange rate of each underlying currency relative to the euro. The notes provide upside participation at maturity if the underlying currencies strengthen relative to the euro over the term of the notes.

The exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one euro can be exchanged. Accordingly, an increase in the applicable exchange rate means that the value of the relevant underlying currency has weakened against the euro, and a decrease in the applicable exchange rate means that the value of the relevant underlying currency has strengthened against the euro. If investing in the notes, investors should be of the view that the value of the Exchange Rate Measure will increase over the term of the notes (that is, the underlying currencies will strengthen relative to the euro from the Initial Exchange Rate, determined on the pricing date, to the Final Exchange Rate, determined on a calculation day shortly before the maturity date).

For each underlying currency, the Initial Exchange Rate and the Final Exchange Rate (which will be rounded to four decimal places) will be determined as follows:

▪	Norwegian krone—the product of:

a)	the Norwegian krone/U.S. dollar exchange rate (that is, the number of Norwegian kroner for which one U.S. dollar can be exchanged, the conventional market quotation, as reported by ReutersGroup PLC (“Reuters”) on page WMRSPOT06 under “MID”, or any substitute page thereto, at approximately 4:00 p.m. in London); and

b)	the U.S. dollar/euro exchange rate (that is, the number of U.S. dollars for which one euro can be exchanged as reported by Reuters, under Reuters page WMRSPOT, or any substitute page thereto, at approximately 4:00 p.m. in London).

▪	Swedish krona—the product of:

c)	the Swedish krona/U.S. dollar exchange rate (that is, the number of Swedish kronor for which one U.S. dollar can be exchanged, the conventional market quotation, as reported by Reuters on page WMRSPOT07 under “MID”, or any substitute page thereto, at approximately 4:00 p.m. in London); and

d)	the U.S. dollar/euro exchange rate (that is, the number of U.S. dollars for which one euro can be exchanged as reported by Reuters, under Reuters page WMRSPOT, or any substitute page thereto, at approximately 4:00 p.m. in London).

If the following events occur (each, a “Non-Publication Event”):

▪

any of the exchange rates applicable to an underlying currency (that is, the exchange rates specified in (a) or (b) above for purposes of the Norwegian krone or the exchange rates specified in (c) or (d) above for purposes of the Swedish krona), is not so quoted on the applicable page indicated above on the pricing date (for purposes of determining the Initial Exchange Rate); or

▪

the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or any of the exchange rates applicable to an underlying currency is not so quoted on the applicable page indicated above on the scheduled calculation day (for purposes of determining the Final Exchange Rate), then the calculation agent will determine the Initial Exchange Rate or the Final Exchange Rate for that underlying currency, as follows:

▪

with respect to each exchange rate that is not affected by a Non-Publication Event, the Initial Exchange Rate or the Final Exchange Rate for that underlying currency will be based on that unaffected exchange rate as quoted on the pricing date (for purposes of determining the Initial Exchange Rate) or the scheduled calculation day (for purposes of determining the Final Exchange Rate); and

▪

with respect to each exchange rate that is affected by a Non-Publication Event, the calculation agent will determine such exchange rate on the next applicable business day on which such exchange rate is so quoted.

For example, if the U.S. dollar/euro exchange rate is quoted on the applicable page on the scheduled calculation day, but the Norwegian krone/U.S. dollar exchange rate is not quoted on the applicable page on the scheduled calculation day, then the calculation agent will determine the Final Exchange Rate for the Norwegian krone based on the product of (i) the U.S. dollar/euro exchange rate as so quoted on the scheduled calculation day and (ii) the Norwegian krone/U.S. dollar exchange rate on the next applicable business day on which that exchange rate is so quoted.

However, in no event will the determination of the exchange rate for any underlying currency be postponed to a date (the “final determination date”) that is later than the close of business in New York, New York on the second scheduled business day following the pricing date (for purposes of determining the Initial Exchange Rate) or the close of business in New York, New York on the second scheduled business day prior to the maturity date (for purposes of determining the Final Exchange Rate).

If, following a Non-Publication Event and postponement as described above, any of the exchange rates applicable to any underlying currency remains not quoted on the applicable final determination date, the Initial Exchange Rate or the Final Exchange Rate, as

Currency-Linked Step Up Notes	TS-8

applicable, for that currency will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Initial Exchange Rate or the Final Exchange Rate for that underlying currency on the applicable final determination date (and, in the case of the Final Exchange Rate, the applicable Weighted Return and the Ending Value of the Exchange Rate Measure) in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for the exchange rates relevant to the applicable underlying currency and any other information that it deems relevant.

The final term sheet will set forth the Initial Exchange Rate for each underlying currency and a brief statement of the facts relating to the determination of the Initial Exchange Rate for any underlying currency affected by a Non-Publication Event on the pricing date, if any. The Initial Exchange Rates and the Final Exchange Rates for all underlying currencies that are not affected by a Non-Publication Event will be determined on the pricing date or the scheduled calculation day, as applicable.

The Starting Value will be set to 100 on the pricing date.

The Ending Value will equal the value of the Exchange Rate Measure on the calculation day.

The value of the Exchange Rate Measure on the calculation day will equal: 100 + 100 × (the sum of the Weighted Return for each exchange rate), rounded to two decimal places.

The Weighted Return for each exchange rate will be determined by the calculation agent as follows:

▪	Norwegian krone:	Exchange Rate Weighting ×	(	Initial Exchange Rate – Final Exchange Rate	)
Final Exchange Rate

▪	Swedish krona:	Exchange Rate Weighting ×	(	Initial Exchange Rate – Final Exchange Rate	)
Final Exchange Rate

The formulas above will result in the Weighted Return for an exchange rate being positive when the underlying currency strengthens relative to the euro and being negative when that underlying currency weakens relative to the euro. Assuming the Initial Exchange Rate and the Final Exchange Rate for the other underlying currency remains the same, any strengthening of an underlying currency relative to the euro will result in an increase in the Ending Value while any weakening of an underlying currency relative to the euro will result in a decrease in the Ending Value.

The strengthening of an underlying currency relative to the euro will result in a decrease in the applicable exchange rate, while the weakening of an underlying currency relative to the euro will result in an increase in the applicable exchange rate.

The “Exchange Rate Weighting” with respect to each exchange rate will equal 50%, reflecting an equal weighting for each underlying currency in the Exchange Rate Measure.

The “Initial Exchange Rate” for each underlying currency will be determined on the pricing date, subject to postponement as described above.

The “Final Exchange Rate” for each underlying currency will be determined on the calculation day, subject to postponement as described above.

Currency-Linked Step Up Notes	TS-9

Hypothetical Calculations of the Weighted Returns and the Ending Value

Set forth below are two examples of hypothetical Weighted Return and hypothetical Ending Value calculations (rounded to two decimal places) based on hypothetical Initial Exchange Rates (based upon each exchange rate applicable to the underlying currencies as reported on Bloomberg L.P. on September 6, 2011) and assuming hypothetical Final Exchange Rates for each exchange rate as follows.

Example 1:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return
Norwegian krone	50.00%	7.5717(1)	15.1433	-25.00%
Swedish krona	50.00%	9.0498(2)	7.2399	12.50%

(1)	This is the product of (a) the Norwegian krone/U.S. dollar exchange rate of 5.4091 Norwegian kroner per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.3998 U.S. dollars per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on September 6, 2011.

(2)	This is the product of (a) the Swedish krona/U.S. dollar exchange rate of 6.4651 Swedish kronor per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.3998 U.S. dollars per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on September 6, 2011.

The hypothetical Weighted Return for each exchange rate is determined as follows:

▪	Norwegian krone:	50.00% ×	(7.5717 – 15.1433)	= –25.00%
15.1433

▪	Swedish krona:	50.00% ×	(9.0498 – 7.2399)	= 12.50%
7.2399

The hypothetical Ending Value would be 87.50, determined as follows:

  100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

  100 + 100 × (–25.00 + 12.50)%

  100 + 100 × (–12.50%) = 87.50

Example 2:

Underlying Currency	Exchange Rate Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Hypothetical Weighted Return
Norwegian krone	50.00%	7.5717(1)	6.8145	5.56%
Swedish krona	50.00%	9.0498(2)	9.3295	-1.50%

(1)	This is the product of (a) the Norwegian krone/U.S. dollar exchange rate of 5.4091 Norwegian kroner per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.3998 U.S. dollars per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on September 6, 2011.

(2)	This is the product of (a) the Swedish krona/U.S. dollar exchange rate of 6.4651 Swedish kronor per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.3998 U.S. dollars per euro, rounded to four decimal places, based on the applicable exchange rates as reported on Bloomberg L.P. on September 6, 2011.

The hypothetical Weighted Return for each exchange rate is determined as follows:

▪	Norwegian krone:	50.00% ×	(7.5717 – 6.8145)	= 5.56%
6.8145

▪	Swedish krona:	50.00% ×	(9.0498 – 9.3295)	= –1.50%
9.3295

The hypothetical Ending Value would be 104.06, determined as follows:

  100 + 100 × (sum of the Weighted Return for each exchange rate), rounded to two decimal places

  100 + 100 × (5.56 – 1.50)%

  100 + 100 × (4.06%) = 104.06

Currency-Linked Step Up Notes	TS-10

Historical Data on the Exchange Rates

The following tables set forth the high and low daily exchange rates for each underlying currency from the first quarter of 2006 through September 6, 2011. These exchange rates were derived from publicly available information on Bloomberg, L.P., and were calculated in the manner described above. These exchange rates should not be taken as an indication of the future performance of any of the underlying currencies or the Exchange Rate Measure, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value.

As described above, the exchange rate for each underlying currency is expressed as the number of units of the applicable underlying currency for which one euro can be exchanged. As a result, the “High” values represent the weakest that currency was relative to the euro for the given quarter, while the “Low” values represent the strongest that currency was relative to the euro for the given quarter.

Norwegian krone

The following table sets forth the high and low daily exchange rates for the Norwegian krone for the calendar quarters from the first quarter of 2006 through September 6, 2011. On September 6, 2011, the exchange rate for the Norwegian krone was 7.5717 Norwegian kroner per euro, based on the Norwegian krone/U.S. dollar exchange rate and the U.S. dollar/euro exchange rate as reported by Bloomberg L.P. The Initial Exchange Rate for the Norwegian krone will be determined by the calculation agent on the pricing date based on the Norwegian krone/U.S. dollar exchange rate and the U.S. dollar/euro exchange rate on that date.

	High	Low
2006
First Quarter	8.1477	7.9152
Second Quarter	7.9588	7.7414
Third Quarter	8.3712	7.8604
Fourth Quarter	8.4924	8.0983

2007
First Quarter	8.3794	8.0336
Second Quarter	8.1891	7.9411
Third Quarter	8.0247	7.6855
Fourth Quarter	8.1192	7.6465

2008
First Quarter	8.1318	7.8198
Second Quarter	8.1018	7.8116
Third Quarter	8.3707	7.9022
Fourth Quarter	9.9928	8.2750

2009
First Quarter	9.7544	8.5668
Second Quarter	9.1208	8.6419
Third Quarter	9.1151	8.4511
Fourth Quarter	8.5849	8.2620

2010
First Quarter	8.2609	7.9882
Second Quarter	8.1489	7.7049
Third Quarter	8.1603	7.8536
Fourth Quarter	8.2059	7.7919

2011
First Quarter	7.9654	7.6913
Second Quarter	7.9569	7.7450
Third Quarter (through September 6, 2011)	7.8783	7.5717

Currency-Linked Step Up Notes	TS-11

Swedish krona

The following table sets forth the high and low daily exchange rates for the Swedish krona for the calendar quarters from the first quarter of 2006 through September 6, 2011. On September 6, 2011, the exchange rate for the Swedish krona was 9.0498 Swedish kronor per euro, based on the Swedish krona/U.S. dollar exchange rate and the U.S. dollar/euro exchange rate as reported by Bloomberg L.P. The Initial Exchange Rate for the Swedish krona will be determined by the calculation agent on the pricing date based on the Swedish krona/U.S. dollar exchange rate and the U.S. dollar/euro exchange rate on that date.

	High	Low
2006
First Quarter	9.4656	9.2253
Second Quarter	9.4169	9.1861
Third Quarter	9.3440	9.1425
Fourth Quarter	9.3375	8.9613

2007
First Quarter	9.3499	9.0244
Second Quarter	9.4381	9.1346
Third Quarter	9.3975	9.1544
Fourth Quarter	9.4893	9.1026

2008
First Quarter	9.4933	9.2981
Second Quarter	9.4736	9.2717
Third Quarter	9.7933	9.3560
Fourth Quarter	11.2036	9.6691

2009
First Quarter	11.6838	10.4688
Second Quarter	11.2358	10.4299
Third Quarter	11.0610	10.0692
Fourth Quarter	10.5718	10.0919

2010
First Quarter	10.3353	9.6361
Second Quarter	9.9232	9.5083
Third Quarter	9.6397	9.1166
Fourth Quarter	9.4026	8.9647

2011
First Quarter	9.0103	8.7086
Second Quarter	9.2499	8.8821
Third Quarter (through September 6, 2011)	9.3341	9.0080

Currency-Linked Step Up Notes	TS-12

While historical information on the Exchange Rate Measure will not exist before the pricing date, the following graph sets forth hypothetical monthly historical values of the Exchange Rate Measure from January 1, 2006 through August 31, 2011 based upon historical exchange rates for the underlying currencies as of the end of each month. For purposes of this graph, the value of the Exchange Rate Measure was set to 100 as of December 31, 2005 and the value of the Exchange Rate Measure as of the end of each month is based upon the hypothetical Ending Value as of the end of that month, calculated as described in the section “The Basket of European Currencies” above. This historical data on the exchange rates as reported by Bloomberg is not necessarily indicative of the future performance of the exchange rates or the Exchange Rate Measure or what the value of the notes may be. Any historical upward or downward trend in the value of the Exchange Rate Measure during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Currency-Linked Step Up Notes	TS-13

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes, we intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a note without regard to cash, if any, received on the notes.

•

Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2, which you should carefully review prior to investing in the notes. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement STEP UP-2.

General. There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes or other instruments with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. You should be aware, however, that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the notes could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a note could differ materially from the timing and character of income, gain, or loss recognized in respect of a note had the notes in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the notes. The following summary assumes that the notes will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals. The amount payable on the notes at maturity will depend on the performance of the Exchange Rate Measure. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the notes is the U.S. dollar and, accordingly, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the Notes. Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Currency-Linked Step Up Notes	TS-14

Hypothetical Tax Accrual Table. The following table is based upon a hypothetical projected payment schedule (including a hypothetical Redemption Amount) and a hypothetical comparable yield equal to 3.4158% per annum (compounded semi-annually), which is our current estimate of the comparable yield, based upon market conditions as of the date of this term sheet as determined by us for purposes of illustrating the application of the Code and the Treasury regulations to the notes as if the notes had been issued on October 6, 2011 and were scheduled to mature on September 30, 2014. This tax accrual table is based upon a hypothetical projected payment schedule per $10 principal amount of the notes, which would consist of a single payment of $11.0633 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be. The actual “projected payment schedule” will be completed on the pricing date, and included in the final term sheet.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period (per Unit of the Notes)	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period (per Unit of the Notes)
October 6, 2011 to December 31, 2011	$0.0807	$0.0807
January 1, 2012 to December 31, 2012	$0.3473	$0.4280
January 1, 2013 to December 31, 2013	$0.3592	$0.7872
January 1, 2014 to September 30, 2014	$0.2761	$1.0633

Hypothetical Projected Redemption Amount = $11.0633 per unit of the notes.

Additional Medicare Tax on Unearned Income. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2.

Currency-Linked Step Up Notes	TS-15

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factor” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STEP UP-2 dated September 22, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509195722/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Market Downside Protection Market-Linked Investment or guarantee any performance.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

Currency-Linked Step Up Notes	TS-16